Exhibit 10.57
INTELSAT S.A.
OPTION AGREEMENT
This OPTION AGREEMENT (this “Agreement”) is entered into as of April 18, 2013 by Intelsat S.A. (formerly known as Intelsat Global Holdings S.A., and referred to herein as the “Company”) and David McGlade (the “Employee”).
WHEREAS, Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited) (“Intelsat Global”) and the Employee were parties to that certain Option Agreement, dated May 6, 2009 (the “Grant Date”) (the “Previous Class A Option Agreement”), with respect to 251,013 Class A common shares, par value U.S. $.001 per share, of Intelsat Global (the “Intelsat Global Class A Option”);
WHEREAS, the Intelsat Global Class A Options were subject to the Intelsat Global, Ltd. 2008 Share Incentive Plan (as amended from time to time, the “Plan”) and the Previous Class A Option Agreement;
WHEREAS, in connection with a reorganization of Intelsat Global and its affiliates, the Company assumed the Plan and the Previous Class A Option Agreement, and pursuant to the provisions of the Plan, an option to purchase Class A common shares, nominal value U.S. $.01 per share, of the Company (the “Company Class A Option”) was substituted for the Intelsat Global Class A Option under the Previous Class A Option Agreement;
,
WHEREAS, prior to the initial public offering of shares of the Company (the “IPO”), each Class A common share of the Company was reclassified into one common share, nominal value U.S. $.01 per share, of the Company (“Company Common Share”), and, accordingly, the Company Class A Option subject to the Previous Class A Option Agreement was converted into an option to purchase a Company Common Share (the “Company Option”);
WHEREAS, immediately prior to the consummation of the lPO, the Company paid a share dividend (the “Share Dividend”) to holders of Company Common Shares so that each holder received an additional 4.56 Company Common Shares for each Company Common Share owned at the time of the Share Dividend (such that each holder of a Company Common Share prior to the Share Dividend held 5.56 Company Common Shares after the Share Dividend);
WHEREAS, the IPO constituted an “Initial Public Offering” for purposes of the Plan, as a result of which certain repurchase rights in favor of the Company and certain other provisions of the Previous Class A Option Agreement ceased to apply with respect to the Company Option;

WHEREAS, the Committee appointed to administer the Plan pursuant to Section 3 of the Plan has determined that it would be to the advantage and best interest of the Company and its shareholders to enter into this Agreement with the Employee as an inducement to remain in the service of the Company or one or more of its Subsidiaries (the “Employer”);

WHEREAS, the Employee and the Company acknowledge and agree that, upon and following the date hereof, the Company Option shall be governed solely by the Plan and this Agreement; and
WHEREAS, this Agreement memorializes certain terms and conditions applicable to the Company Options.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree as follows:
1.     Capitalized Terms. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Plan.

2.     Grant. After giving effect to the IPO and the Share Dividend:

(a)     General. As of the date hereof, the Company Option represents the grant to the Employee of an option to purchase any part or all of an aggregate of 1,394,919.87 Company Common Shares. The Employee acknowledges that the Company Option will be subject to the terms and conditions set forth in this Agreement and the Plan, including, without limitation, Section 6 of the Plan.
(b)     Exercise Price. The purchase price of the Shares covered by the Company Option shall be U.S. $18.00 per Share (the “Exercise Price”) (without commission or other charge).
(c)     Term. Unless earlier terminated pursuant to the terms of this Agreement, the Company Option shall expire on February 4, 2018, and the Employee shall thereafter cease to have any rights in respect thereof.

3.
Equity Plan. The Company Option and this Agreement shall be subject to the terms of the Plan, to the extent the terms of such Plan are not inconsistent with the terms of this Agreement. In the event of any inconsistency between the terms· of the Plan and the terms of this Agreement, this Agreement shall govern.

4.     Vesting.

(a)
Performance Option. Subject to Section 6, the Company Option to purchase up to 760,864.37 of the Shares subject to the Company Option (the “Performance Option”) shall be eligible to become vested and exercisable as set forth on Exhibit A, subject to the Employee's continued employment on the applicable vesting date.

(b)
Performance Exit Option. Subject to Section 6, the Company Option to purchase up to 634,055.50 of the Shares subject to the Company Option (the “Performance Exit Option”) shall be eligible to become vested and exercisable as set forth on Exhibit A, subject to the Employee's continued employment on the applicable vesting date.

5.     Method of Exercise.

(a)
The portion of the Company Option as to which the Employee is vested shall be exercisable by delivery to the Company of a written notice in a form approved by the Committee, which notice shall state the number of Shares to be purchased pursuant to this Agreement and shall be accompanied by payment in full of the exercise price of the Shares to be purchased. Anything to the contrary herein notwithstanding, the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provision of any law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that such Shares may be issued without resulting in such violations of law.

(b)
The exercise price of a Company Option shall be paid: (i) in cash or by certified check or bank draft payable to the order of the Company; (ii) if permitted by the Committee, by reducing the number of Shares otherwise deliverable pursuant to the Company Option by the number of such Shares having a Fair Market Value on the date of exercise equal to the exercise price of the Shares to be purchased; (iii) if permitted by the Committee, by exchange of unrestricted Shares of the Company already owned by the Employee and having an aggregate Fair Market Value equal to the aggregate exercise price, provided that the Employee represents and warrants to the Company that the Employee has held such Shares free and clear of liens and encumbrances; (iv) if permitted by the Committee, by delivering, along with a properly executed exercise notice to the Company, a copy of irrevocable instructions to a broker to deliver promptly to the Company the aggregate exercise price and, if requested by the Employee, the amount of any applicable U.S. federal, state, local or non-U.S. withholding taxes required to be withheld by the Company, provided, however, that such exercise may be implemented solely under a program or arrangement established and approved by the Company with a brokerage firm selected by the Company; or (v) by any other procedure approved by the Committee, or by a combination of the foregoing (to the extent permitted by the Committee).

6.     Termination of Employment.

(a)
Termination without Cause or for Good Reason. In the event of a Termination of Employment by the Employer without Cause or by the Employee for Good Reason (as defined in the employment agreement by and among the Company, Intelsat, Ltd. and the Employee dated December 29, 2008 and effective as of February 4,2008, as amended (the “Employment Agreement”):

(i)	Treatment.

(A)
Performance Option. Except as provided in the immediately following sentence, no portion of the Performance Option that is not vested as of the date of a Termination of Employment, shall become vested following the date of Termination of Employment, and any portion of the Performance Option that is vested as of the date of such Termination of Employment shall be exercised prior to the earlier of (x) the first anniversary of such Termination of Employment and (y) the scheduled expiration date of the Company Option. Notwithstanding the foregoing, if during the period commencing with such Termination of Employment and ending on the six month anniversary of such Termination of Employment (the “Involuntary Termination Protected Period”), the Company enters into a definitive agreement with respect to a Change in Control transaction, then immediately prior to the effective date of the Change in Control (and subject to the consummation of such Change in Control), a portion of the Performance Option as determined pursuant to Exhibit A will vest as if the Change in Control had occurred immediately prior to such Termination of Employment and any portion of the Performance Option that remains unvested at such time shall be forfeited. Except as provided in the immediately preceding sentence, to the extent the Performance Option remains outstanding as of the last day of the Involuntary Termination Protected Period, it shall be forfeited immediately following the last day of the Involuntary Termination Protected Period. Any portion of the Performance Option that becomes vested pursuant to this Section 6(a)(i)(A) in connection with a Change in Control may, subject to Section 7 hereof and Section 11 of the Plan, be exercised prior to the earlier of (x) the first anniversary of such Change in Control and (y) the scheduled expiration date of the Company Option.

(B)
Performance Exit Option. Except as provided in the immediately following sentence, no portion of the Performance Exit Option that is not vested as of the date of such a Termination of Employment shall become vested following the date of Termination of Employment, and any portion of the Performance Exit Option that is vested as of the date of such Termination of Employment shall be exercised prior to the earlier of (x) the first anniversary of such Termination of Employment and (y) the scheduled expiration date of the Company Option. Notwithstanding the foregoing, if during the Involuntary Termination Protected Period, the Company enters into a definitive agreement with respect to a Change in Control transaction, then immediately prior to the effective date of the Change in Control (and subject to the consummation of such Change in Control), a portion of the Performance Exit Option as determined pursuant to Exhibit A will vest as if the Change in Control had occurred immediately prior to such Termination of Employment and any portion of the Performance Exit Option that remains unvested at such time shall be forfeited. Except as provided in the immediately preceding sentence, to the extent the Performance Exit Option remains outstanding as of the last day of the Involuntary Termination Protected Period, it shall be forfeited immediately following the last day of the Involuntary

Termination Protected Period. Any portion of the Performance Exit Option that becomes vested pursuant to this Section 6(a)(i)(B) in connection with a Change in Control may, subject to Section 7 hereof and Section 11 of the Plan, be exercised prior to the earlier of (x) the first anniversary of such Change in Control and (y) the scheduled expiration date of the Company Option.

(ii)
Significant Corporate Event. Notwithstanding the foregoing, if the Company consummates an acquisition by or merger of the Company through a transaction or series of transactions with any of those certain Person(s) described in the resolutions of the Compensation Committee of the Board dated December 29, 2008 but after which the Sponsor Shareholders do not in the aggregate possess beneficial ownership of more than fifty percent (50%) of the voting securities (for the election of directors) of the Company or its successor (a “Significant Corporate Event”), then if on or following such Significant Corporate Event (i) (A) the affirmative written consent of the Sponsor Shareholders or a representative thereof is not required for the Company to terminate the Employee's employment at the time of such te1mination and (B) the Employee's employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason, then the applicable vesting provisions shall apply as if a Change in Control had occurred immediately prior to such termination of employment, or (ii) (A) the affirmative written consent of the Sponsor Shareholders or a representative thereof is required for the Company to terminate the Employee's employment at the time of such termination and at all times prior thereto, and (B) the Employee's employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason on or after the date that is eighteen (18) months following the date , of such Significant Corporate Event, then the applicable vesting provisions shall apply as if a Change in Control had occurred immediately prior to such termination of employment.

(b)
Resignation by the Employee. In the event of a Termination of Employment by the Employee other than for Good Reason or due to death or Permanent Disability (as' defined in the Employment Agreement), any unvested portion of the Company Option shall be immediately forfeited, and subject to Section 7 hereof and Section 11 of the Plan, any vested and exercisable portion of the Company Option as of the date of such Termination of Employment may be exercised only prior to the earlier of (x) ninety (90) days following such Termination of Employment and (y) the scheduled expiration date of the Company Option.

(c)	Death and Disability. In the event of a Termination of Employment by reason of the Employee's death or Permanent Disability, subject to Section 7 hereof and Section 11 of the Plan:

(i)
Performance Option. Except as provided in the immediately following sentence, no portion of the Performance Option that is not vested as of the date of such a Termination of Employment shall become vested following the date of Termination of Employment, and any portion of the Performance Option that is vested as of the date of such Termination of Employment shall be exercised by the Employee, the Employee's guardian or legal representative, or the Employee's estate or by a person who acquired the right to exercise such Performance Option by bequest or inheritance or otherwise by reason of the death of the Employee (the “Employee's Representative”) prior to the earlier of (x) the first anniversary of such Termination of Employment and (y) the scheduled expiration date of the Company Option. Notwithstanding the foregoing, if during the period commencing with such Termination of Employment and ending on the six month anniversary of such Termination of Employment (the “D & D Protected Period”), the Company enters into a definitive· agreement with respect to a Change in Control transaction, then immediately prior to the effective date of the Change in Control (and subject to the consummation of such Change in Control), a portion of the Performance Option as determined pursuant to Exhibit A will vest as if the Change in Control had occurred immediately prior to such Termination of Employment and any portion of the Performance Option that remains unvested at such time shall be forfeited. Except as provided in the immediately preceding sentence, to the extent the Performance Option remains outstanding as of the last day of the D & D Protection Period, it shall be forfeited immediately following the last day of the D & D Protected Period. Notwithstanding anything to the contrary in this Section 6(c), as of the date of a Termination of Employment as a result of an Employee's death or Permanent Disability, the Committee, in its sole discretion, may provide for the vesting of any then unvested portion of the Performance Option. Any portion of the Performance Option that becomes vested pursuant to this Section 6(c)(i) in connection with a Change in Control may, subject to Section 7 hereof and Section 11 of the Plan, be exercised by the Employee or the Employee's Representative prior to the earlier of (x) the first anniversary of such Change in Control and (y) the scheduled expiration date of the Company Option.

(ii)
Performance Exit Option. Except as provided in the immediately following sentence, no portion of the Performance Exit Option that is not vested as of the date of such a Termination of Employment shall become vested following the date of Termination of Employment, and any portion of the Performance Exit Option that is vested as of the date of such Termination of Employment shall be exercised by the Employee or the Employee's Representative prior to the earlier of (x) the first anniversary of such Termination of Employment and (y) the scheduled expiration date of the Company Option. Notwithstanding the foregoing, if during the D & D Protection Period, the Company enters into a definitive agreement with respect to a Change in Control transaction, then immediately prior to the effective date of the Change in Control (and subject to the consummation of such Change in Control), a portion of the Performance Exit Option as determined pursuant to Exhibit A will vest as if the Change in Control had occurred immediately prior to such Termination of Employment and any portion of the Performance Exit Option that remains unvested at such time shall be forfeited. Except as provided in the immediately preceding sentence, to the extent the Performance Exit Option remains outstanding as of the last day of the D & D Protection Period, it shall be forfeited immediately following the last day of the D & D Protection Period. Notwithstanding anything to the contrary in this Section 6(c), as of the date of a Termination of Employment as a result of an Employee's death or Permanent Disability, the Committee, in its sole discretion, may provide for the vesting of any then unvested portion of the Performance Exit Option. Any portion of the Performance Exit Option that becomes vested pursuant to this Section 6(c)(ii) in connection with a Change in Control may, subject to Section 7 hereof and Section 11 of the Plan, be exercised by the Employee or the Employee's Representative prior to the earlier of (x) the first anniversary of such Change in Control and (y) the scheduled expiration date of the Company Option.

(d)
Termination for Cause. In the event of a Termination of Employment by the Employer for Cause, to the extent outstanding and unexercised as of the date of Termination of Employment, the Company Option shall be forfeited as of the date of termination.

(e)
Claw-Back. In the event that the Employee violates any of the covenants set forth in Section 5.3 of the Employment Agreement or materially violates any of the covenants set forth in Sections 5.1 and 5.2 of the Employment Agreement during his employment or at any time prior to the first anniversary of the Employee's Termination of Employment for any reason, the Employee shall, in addition to any other remedy which may be available at law or in equity, be required to pay to the Company a cash amount equal to the product of (x) the number of Shares purchased upon the exercise of the Company Option during the 12-month period immediately preceding (or at any time after) the date that the Employee first breaches such covenant and (y) the excess of (A) the fair market value per Share as of the date of such exercise over (B) the exercise price per Share.

(f)
Involuntary Termination Protected Period; D & D Protected Period. For the avoidance of doubt, only a Change in Control that is consummated pursuant to the terms and conditions of a definitive purchase and sale or similar agreement that is fully executed by the parties during the Involuntary Termination Protected Period or D & D Protected Period, as applicable, and that does not terminate by its terms or otherwise prior to the consummation of the Change in Control (or pursuant to other terms and conditions with the same party that replace or supplement the original agreement), may result in any payment or accelerated vesting described in this Section 6.

7.
Non-transferability; Other Restrictions. The Company Option is not transferable by the Employee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and the Company Option may be exercised, during the lifetime of the Employee, only by the Employee or by the Employee's guardian or legal representative or any transferee described above. The exercise of the Company Option shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any U.S. state or federal or non-U.S. law, or (b) the consent or approval of any government regulatory body or ( c) an agreement by the Employee with respect to the disposition of Shares is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Shares pursuant thereto, then in any such event, such exercise shall not be effective unless such listing, registration, qualification, consent, or approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.
Rights as a Shareholder. Prior to the exercise of the Company Option and the entry in the Share Register of the Employee in respect of the Shares issued pursuant to the Company Option, Employee shall have no rights as a Shareholder with respect to any Shares covered by such outstanding Company Option; provided, however, that (a) in the event that the Company declares a cash dividend with respect to Shares in the ordinary course of business, the Employee shall be eligible to receive a cash dividend equivalent payment (a “Dividend Equivalent”) with respect to any portion of the Employee's Company Option that is unvested as of the date such dividend is declared in an amount equal to the amount that the Employee would have been entitled to receive had such unvested portion of the Employee's Company Option been vested and exercised immediately prior to such declaration; (b) Dividend Equivalents shall be paid to Employee on the date the applicable portion of the Employee's Company Option first becomes vested (and no such Dividend Equivalent shall be paid to Employee if such portion of the Company Option is forfeited or canceled prior to the date it first becomes vested); and ( c) for the avoidance of doubt, unless otherwise agreed by the parties, the Employee shall not be eligible to receive any Dividend Equivalent or similar payment with respect to any portion of the Company Option that is vested as of the date the underlying dividend is declared.

9.
Changes in Shares. In the event of any share split, reverse share split, dividend, merger, amalgamation, consolidation, recapitalization, extraordinary dividend or similar event affecting the capital structure of the Company, the number and kind of shares (or other property, including without limitation cash) subject to this Agreement and the exercise price thereof shall be equitably adjusted by the Committee as it in good faith deems appropriate to prevent the dilution or enlargement of the value of the Employee's Company Option and in accordance with Section 409A of the Code.

10.
Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Employee for U.S. federal income tax purposes with respect to the Company Option, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all U.S. federal, state, local and non-U.S. taxes that are required by applicable laws and regulations to be withheld with respect to such amount, provided, that the Company may require the deduction of any such taxes from any payment otherwise due to the Employee, including any amounts required by law to be withheld upon the exercise of such Company Option. Notwithstanding the foregoing, any statutorily required withholding obligation may be satisfied by delivery to the Company of Shares issuable under this Agreement, valued at the Fair Market Value as of the date of such withholding obligation, equal to the statutorily required withholding obligation.

11.
Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Employee notifies the Company (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement would cause the Company Option to be subject to Section 409A of the Code and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Employee, reform such provision through good faith modifications to the minimum extent reasonably appropriate to (a) exempt the Company Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Company Option, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under such Section 409A; provided that the Company shall not reform any such provisions if such action would or could be reasonably be expected to result in any material increased costs or material1iability to the Company.

12.
Notices. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: General Counsel, or to the Employee at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his/her or its address for future notices.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

14.	Successor. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Employee and his or her personal representatives and assigns.

15.
Amendment. Notwithstanding the terms and provisions as provided under the Plan and this Agreement, the Company, Committee or the Board may not amend, modify or terminate the terms and provisions of this Agreement without the Employee's written consent. The Company, Committee or the Board may not make a substitution or adjustment to the Company Option pursuant to Section 12 of the Plan that does not comply with, or is not exempt from, the requirements of Section 409A without the Employee's written consent. Any dispute as to the Committee's or the Board's decision or interpretation under the Plan and this Agreement shall be resolved pursuant to Section 18 hereof.

16.
Laws and Regulations. No Company Option shall be granted under this Agreement unless and until all legal requirements applicable to the grant of the Company Option have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any grant of the Company Option to the Employee hereunder on the Employee's undertaking in writing to comply with such restrictions on the subsequent disposition of such Company Option and any Shares acquired upon exercise of the Company Option as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

17.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Company Option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request the Employee's consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.
Dispute Resolution. Arbitration (under a “de novo” standard of review) will be the method of resolving disputes under this Agreement with respect to any Committee decisions under the Plan or hereunder. All arbitrations arising out of this Agreement shall be conducted in Washington, D.C. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the Association equally. Notwithstanding the foregoing, any issue(s) previously decided under Section 7.8 of the Employment Agreement, Section 15 of the Restricted Share Agreement (for former Class B Shares) between Employee and the Company dated as of the date hereof (or Section, 17 of the Previous Class B Restricted Share Agreement as defined therein) or Section 14 of the Restricted Share Agreement (for former Class A Shares) between Employee and the Company dated as of the date hereof (or Section 16 of the Previous Class A Restricted Share Agreement as defined therein) shall be controlling over any similar issue(s) challenged by either party under this Section 18, and if any issues to be resolved under this Section 18 arise at the same time issues arise under the Employment Agreement, the aforementioned Class B Restricted Share Agreement or Previous Class B Restricted Share Agreement or the aforementioned Class A Restricted Share Agreement or Previous Class A Restricted Share Agreement, then such issues shall be combined and resolved under one single arbitration proceeding.

19.	Miscellaneous.

(a)
The Company shall not be required (i) to transfer on its books any Shares which shall have been sold, transferred, or issued in violation of any of the provisions set forth in this Agreement or the Plan or (ii) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares have been so transferred.

(b)	This Agreement shall not be construed so as to grant the Employee any right to remain in the employ of the Company or any Subsidiary.

(c)	The invalidity or enforceability of any provision in this Agreement shall not affect the validity and enforceability of any other provision in this Agreement.

(d)	This Agreement may be executed in counterparts, which together shall constitute one and the same original.

(e)
This Agreement and the Plan (and, if applicable the Employee's employment agreement with the Company or any of its Subsidiaries or a certain side letter agreement between the Employee and the Company dated May 6, 2009) set forth the entire understanding and agreement of the Employee and the Company (or any Subsidiary) with respect to the Company Option, and supersede any and all other understandings, commitments, letters, term sheets, negotiations or agreements of or between the Employee and the Company (or any Employer) relating to the Company Option (including the Previous Class A Option Agreement and the Management Shareholders Agreement). Any inconsistencies between the Plan and this Agreement shall be resolved in favor of this Agreement.

(f)	The headings and paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Employee has hereunto set his hand, all as of the day and year first set forth above.
INTELSAT S.A.
/s/ Michelle V. Bryan
Michelle V. Bryan Executive Vice President, General Counsel and Chief Administrative Officer
ACCEPTED:
The undersigned hereby acknowledges having read this Option Agreement and, having had the opportunity to consult with legal and tax advisors, hereby agrees to be so bound by all provisions set forth herein.

/s/ David McGlade
David McGlade

Exhibit A
Vesting of Performance Option
I.     ANNUAL AWARDS
(a) General: Subject to Sections 4(a) and 6 of the Agreement, the Performance Option shall be eligible to vest in three (3) equal annual installments beginning in 2010 (each, an “Annual Performance Option Installment”); provided that the Employee remains continuously employed in active service by the Employer from the Grant Date through January 5 of the calendar year immediately following the applicable calendar year being measured (the “Measurement Year”) regardless if the Employee remains employed thereafter. In addition, the Performance Option shall be eligible to vest through a Cumulative Catch-up Award and an Exit Catch-up Award (as provided for below), provided that, subject to Sections 4(a) and 6 of the Agreement, the Employee remains employed as of January 5 of the calendar year immediately following the last calendar year being measured in the applicable Cumulative Measurement Date (as defined below) or the date of the Measuring Trigger (as defined below), as applicable. The annual vesting shall be as follows:

(i) The first installment shall consist of 1/3 of the Performance Option and shall be eligible to become vested pursuant to this Exhibit A on the Measurement Date for Measurement Year 2010, based on calendar year 2010 results;
(ii) The second installment shall consist of 1/3 of the Performance Option and shall be eligible to become vested pursuant to this Exhibit A on the Measurement Date for Measurement Year 2011, based on calendar year 2011 results; and

(iii) The third installment shall consist of 1/3 of the Performance Option and shall be eligible to become vested pursuant to this Exhibit A on the Measurement Date for Measurement Year 2012, based on calendar year 2012 results.

(b) Calculation:

•	Exit Option to determine the portion of the Performance Exit Option that shall vest.

•

•
(c)     Gradual Exit. If all of the Performance Exit Option does not vest as of the first Change in Control or Realization Event, or if no such Change in Control or Realization Event has occurred, the Performance Exit Option shall be eligible to become vested and exercisable as follows, subject to the Employee's continued employment with the Employer from the Grant Date through the applicable vesting date:

•

•
(i)     Upon any date on which the Sponsor Shareholders receive Cash Proceeds (whether through a Change in Control, a Realization Event, extraordinary cash dividends or any combination of the foregoing) equal to the amount that, when combined with the amount (if any) received as Cash Proceeds upon the first Measuring Trigger, would lead to the Applicable Fraction being equal to or greater than one (1), then, as of such date, the Performance Exit Option shall, to the extent not previously vested or forfeited, become fully vested and exercisable with respect to all Shares covered thereby; or

•
(ii)    Upon the date on which the Sponsor Shareholders sell (or otherwise transfer to a non-Affiliate) their last share acquired pursuant to the Investment, if the Applicable Fraction based on Cash Proceeds (the “Exit Applicable Fraction”) is greater than the Applicable Fraction as of the first Measuring Trigger (the “Initial Applicable Fraction”) (if any), then, as of such date, the Performance Exit Option shall, to the extent not previously vested or forfeited, become vested and exercisable with respect to that number of Shares subject to the Performance Exit Option equal to the excess of (A) the Exit Applicable Fraction multiplied by the total number of Shares subject to the Performance Exit Option over (B) the number of Shares subject to the Performance Exit Option (if any) which vested upon the Initial Measuring Trigger (if any).

•